Sonos Announces Retirement of Two Board Members SANTA BARBARA, Calif. -- December 9, 2020 -- Sonos, Inc. (Nasdaq: SONO) today announced the retirement of Robert Bach and John Maeda from the company’s board of directors, effective December 3, 2020. The company previously announced the addition of Panos Panay, chief product officer of Microsoft; Deirdre Findlay, chief marketing officer of Conde Nast; and Joanna Coles, former chief content officer of Hearst Magazines, to its board of directors earlier this year. The Sonos Board of Directors will consist of eight members total, effective December 3, 2020. “Over their long tenures, both Robbie and John have made tremendous contributions to Sonos’ evolution into a thriving public company and have been instrumental leaders in guiding the company’s long-term success. On behalf of the entire Sonos board, I would like to thank Robbie and John for their exemplary leadership and outstanding advice,” said Mike Volpi, Sonos chairman of the board. “Robbie and John have both been incredible advisers and I thank them for their invaluable advice and partnership over what has been nearly a decade of service to Sonos. Their expertise and insights will be greatly missed, even as we are thrilled to have Panos, Deidre and Joanna join the board this year,” said Patrick Spence, Sonos chief executive officer. Mr. Bach, who previously held senior roles at Microsoft Corporation, has served on the Sonos board since August 2011. Mr. Maeda, who currently serves as chief experience officer at Everbridge, has served on the Sonos board since June 2012.

About Sonos Sonos (Nasdaq: SONO) is one of the world’s leading sound experience brands. As the inventor of multi-room wireless home audio, Sonos innovation helps the world listen better by giving people access to the content they love and allowing them to control it however they choose. Known for delivering an unparalleled sound experience, thoughtful home design aesthetic, simplicity of use and an open platform, Sonos makes the breadth of audio content available to anyone. Sonos is headquartered in Santa Barbara, California. Learn more at www.sonos.com. Investor Contact Cammeron McLaughlin IR@sonos.com Media Contact Tom Lodge PR@sonos.com Source: Sonos